FOR IMMEDIATE RELEASE
                                                           ---------------------

      STRONG VOLUME AND OPERATING MARGIN IMPROVEMENTS DRIVE EARNINGS GROWTH
      ---------------------------------------------------------------------

     P&G GUIDES EARNINGS HIGHER FOR JANUARY - MARCH QUARTER AND FISCAL YEAR


         CINCINNATI, Jan. 28, 2003 - The Procter & Gamble Company announced another period of strong business growth for the quarter ended Dec. 31, 2002. This is the fourth consecutive quarter of double-digit core earnings progress - and attainment of long-term growth objectives.

         For the quarter ended Dec. 31, 2002, unit volume grew eight percent over the prior year, behind double-digit growth in the health care and beauty care businesses, as well as very strong results in the baby and family care business. Excluding acquisitions and divestitures, unit volume increased seven percent. Reported net sales were $11.01 billion, up six percent versus year-ago, as strategic pricing investments and mix partially offset volume growth. The net foreign exchange impacts increased sales by one percent, reflecting the benefits of the Euro offset by Latin American devaluations.

         "This was a strong quarter where we exceeded expectations despite a very challenging global economic and competitive environment," said AG Lafley, chairman, chief executive and president of P&G. "At the midpoint of our fiscal, we are well positioned to meet our growth goals for the year. We have the right strategies and we're making the necessary systemic interventions to sustain long-term top- and bottom-line growth objectives."

         Net earnings for the quarter were $1.49 billion or $1.06 per share, up 14 percent versus year ago. Results included a $98 million after tax ($0.07 per share) restructuring charge related to the company's program to streamline its operations and business portfolio. This restructuring program charge for the quarter included employee separation costs of $54 million before tax and asset-related charges of $73 million before tax. Net earnings in the year-ago quarter were $1.30 billion or $0.93 per share, including a $146 million after tax ($0.10 per share) restructuring charge.

         Core net earnings, which excludes restructuring charges, grew ten percent to $1.59 billion for the quarter. On a per share basis, core earnings grew ten percent to $1.13.

KEY FINANCIAL HIGHLIGHTS
------------------------
o Core gross margin expanded 140 basis points; this excludes $84 million before tax in restructuring charges in the current quarter and $82 million before tax in the prior quarter. This marks another quarter of significant improvement, consistent with the strong results delivered over the preceding six quarters. This expansion primarily was driven by base business savings, which includes both systemic material price improvements and volume benefits. Restructuring program savings and improved margin mix also contributed.

o Core Marketing Research and Administration (MR&A) as a percent of sales decreased about 40 basis points behind reductions in overhead costs partially offset by increased marketing spending, primarily in beauty care. This excludes $57 million before tax in restructuring charges in the current quarter and $121 million in the prior quarter, year-ago.

o Core operating income growth was robust, up 16 percent, versus the prior year. Core net earnings increased ten percent despite non-operating gains from the divestiture of Comet in the base period.

o The company's free cash flow before dividends for the second quarter was $1.98 billion, representing a $0.45 billion (+29%) increase over the same quarter year-ago. Free cash flow before dividends for the first half of the year was $3.71 billion, representing a $1.20 billion (+48%) increase over the same period last year. This increase was driven primarily by improved earnings growth.

BUSINESS SEGMENT DISCUSSION:
---------------------------
         The following provides additional perspective on the company's October
- December results by business segment. Double-digit earnings progress was achieved by each business segment, despite the economic challenges in Latin America.

o Fabric and home care delivered strong results this quarter. Unit volume growth was broad-based, increasing eight percent on continued strength across most regions. Net sales were $3.10 billion, up five percent. Sales growth trailed volume due to pricing adjustments to restage the North American Cheer(R) brand. Also, negative mix in laundry was driven by a strong performance on mid-tier brands, growth in developing markets and larger sizes. Net earnings increased 18 percent to $514 million, driven by higher volumes and gross operating margin expansion from ongoing base business savings projects and lower material prices from systemic purchasing improvements.

o Baby and family care quarterly volume, sales and earnings results also were very strong. Unit volume increased eight percent behind global strength in both baby care and family care, driven primarily by the Baby Stages of Development(R) initiative, Charmin(R) in Western Europe and Mexico and in U.S. Bounty(R). Net sales were $2.53 billion, up seven percent. Temporary pricing adjustments in response to competitive activity in both the baby and family care segments were partially offset by a positive one percent foreign exchange impact and positive mix behind strength in premium tier diapers. Earnings increased 21 percent to $276 million, reflecting volume growth and continued cost reductions.

o Health care delivered excellent results this quarter with unit volume, sales and earnings all up double-digits. Unit volume increased 18 percent, driven by strong results in oral care and continued strength in pharmaceuticals. Net sales were $1.57 billion, up 17 percent including a one percent positive foreign exchange impact partially offsetting pricing investments. Crest Whitestrips(R) and Actonel(R) both delivered particularly strong volume and sales growth. Health care's net earnings increased 47 percent to $253 million, reflecting volume growth and positive mix toward high-margin products, partially offset by marketing investments to fuel future growth.

o Beauty care posted strong results with double-digit volume, sales and earnings growth. Unit volume was up 14 percent. Excluding the impact of acquisitions and divestitures, volume was up six percent behind strength in hair care, on Pantene(R) and Head & Shoulders(R), and fine fragrances. Sales grew ten percent, including a positive one percent foreign exchange impact, reaching $3.00 billion. Sales trailed volume growth due to mix impacts driven by the Clairol business and the repositioning of the company's hair care portfolio of brands into multiple price tiers to deliver better consumer value. Net earnings were $507 million, up 15 percent behind the strong volume growth, which also funded increased marketing investments.

o Snacks and beverages results were mixed. Unit volume was down one percent. Sales grew one percent to $881 million, including a positive two percent foreign exchange impact, as increased merchandising investments in beverages was offset by positive category mix. Net earnings grew 15 percent to $110 million behind positive mix and a continued focus on reducing costs.

THIRD QUARTER AND FISCAL YEAR ESTIMATES
---------------------------------------

         For the March quarter, volume is expected to be up six to eight percent versus year-ago, behind continued core business strength. The net volume impact from acquisitions and divestitures in the quarter is expected to be a negative one percent due to the Jif/Crisco spin merge. Sales, excluding foreign exchange, are expected to be up in the mid single-digits versus year-ago. At current rates, foreign exchange is expected to have a positive two percent impact on the topline. As a result of the strong topline growth, core earnings per share is expected to grow eleven to thirteen percent, despite a difficult base period comparison.

         For the fiscal year, sales growth is expected to be at the top end of the company's four to six percent target range. At current rates, foreign exchange is expected to have about a one percent positive impact on the topline. Earnings per share are expected to be in the twelve to thirteen percent range for the full fiscal year.

         All statements, other than statements of historical fact included in this presentation, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) the achievement of expected cost and tax savings associated with changes in the company's organization structure; (2) the ability to achieve business plans, including growing volume profitably, despite high levels of competitive activity, especially with respect to the product categories and geographical markets in which the company has chosen to focus;
(3) the ability to maintain key customer relationships; (4) the achievement of growth in significant developing markets such as China, Turkey, Mexico, the Southern Cone of Latin America, the countries of Central and Eastern Europe and the countries of Southeast Asia; (5) the ability to successfully manage regulatory, tax and legal matters, including resolution of pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas; (7) the ability to successfully manage currency (including currency issues in Latin America), interest rate and certain commodity cost exposures; and (8) the ability to manage the continued political and/or economic uncertainty in Latin America (including Venezuela) and the Middle East, as well as any political and/or economic uncertainty due to terrorist activities or war (including Korea). If the company's assumptions and estimates are incorrect or do not come to fruition, or if the company does not achieve all of these key factors, then the company's actual results might differ materially from the forward-looking statements made herein.


ABOUT PROCTER & GAMBLE
----------------------
         P&G is celebrating 165 years of providing trusted quality brands that make every day better for the world's consumers. We market nearly 300 brands - including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Bounty(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Crest(R), Actonel(R), Olay(R) and Clairol Nice `n Easy(R) - in more than 160 countries around the world. The P&G community consists of nearly 102,000 employees working in almost 80 countries worldwide. Please visit WWW.PG.COM for the latest news and in-depth information about P&G and its brands.

                                      # # #

P&G CONTACTS:

         MEDIA
         -----
         P&G Corporate Media Center:
                  US media call:             1-(866) PROCTER (1-866-776-2837)
                  Media outside the US call: 1-(513) 945-9087

         INVESTOR RELATIONS
         ------------------
         John P. Goodwin - (513) 983-2414

         P&G will webcast its conference call on Tuesday, January 28, 2003, at 8:30 a.m. to review its second quarter 2002/03 results. The call will last approximately one hour. You may receive the web cast by going to our web site at: http://www.pg.com/investors


         We suggest you check in at least ten minutes in advance of the start time to complete the brief registration process and ensure you are set up to receive the webcast.

                                          THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                         (Amounts in Millions Except Per Share Amounts)
                                               Consolidated Earnings Information
                                                    ----------------------------------------------------------------------------
                                                                          Three Months Ended December 31, 2002
                                                    ----------------------------------------------------------------------------
                                                                    % Change       Earnings   % Change                  % Change
                                                                      Versus         Before     Versus          Net       Versus
                                                     Net Sales      Year Ago   Income Taxes   Year Ago     Earnings     Year Ago
                                                    ----------------------------------------------------------------------------
FABRIC & HOME CARE                                  $    3,102            5%      $     768        16%    $     514          18%
BABY AND FAMILY CARE                                     2,526            7%            443        16%          276          21%
BEAUTY CARE                                              2,997           10%            731        19%          507          15%
HEALTH CARE                                              1,567           17%            374        42%          253          47%
SNACKS AND BEVERAGES                                       881            1%            168        17%          110          15%
                                                    ----------------------------------------------------------------------------
    TOTAL BUSINESS SEGMENT                              11,073            8%          2,484        20%        1,660          21%
CORPORATE (excluding restructuring costs)                  (77)          n/a           (173)       n/a          (68)         n/a
                                                    ----------------------------------------------------------------------------
    TOTAL COMPANY - CORE                                10,996            6%          2,311        10%        1,592          10%
RESTRUCTURING COSTS                                          9           n/a           (132)       n/a          (98)         n/a
                                                    ----------------------------------------------------------------------------
    TOTAL COMPANY - REPORTED                        $   11,005            6%      $   2,179        14%     $  1,494          15%
                                                    ============================================================================



                                                    ----------------------------------------------------------------------------
                                                                          Six Months Ended December 31, 2002
                                                    ----------------------------------------------------------------------------
                                                                    % Change       Earnings   % Change                  % Change
                                                                      Versus         Before     Versus          Net       Versus
                                                     Net Sales      Year Ago   Income Taxes   Year Ago     Earnings     Year Ago
                                                    ----------------------------------------------------------------------------
FABRIC & HOME CARE                                  $    6,234            7%      $   1,577        19%     $  1,061          20%
BABY AND FAMILY CARE                                     4,952            6%            843        13%          517          15%
BEAUTY CARE                                              6,120           18%          1,535        22%        1,055          19%
HEALTH CARE                                              2,977           18%            649        37%          449          44%
SNACKS AND BEVERAGES                                     1,703            2%            290        13%          201          18%
                                                    ----------------------------------------------------------------------------
    TOTAL BUSINESS SEGMENT                              21,986           11%          4,894        21%        3,283          21%
CORPORATE (excluding restructuring costs)                 (189)          n/a           (294)       n/a         (114)         n/a
                                                    ----------------------------------------------------------------------------
    TOTAL COMPANY - CORE                                21,797            8%          4,600        14%        3,169          14%
RESTRUCTURING COSTS                                          4           n/a           (283)       n/a         (211)         n/a
                                                    ----------------------------------------------------------------------------
    TOTAL COMPANY - REPORTED                        $   21,801            8%      $   4,317        22%     $  2,958          23%
                                                    ============================================================================

                                          THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                              OCTOBER-DECEMBER NET SALES INFORMATION
                                                 (Percent Change vs. Year Ago) **
                                              Volume
                                  -------------------------------
                                            With          Without
                                   Acquisitions/    Acquisitions/                                               Total   Total Impact
                                    Divestitures     Divestitures          FX        Price     Mix/Other       Impact          Ex-FX
                                  --------------------------------------------------------------------------------------------------
FABRIC AND HOME CARE                          8%               7%          0%          -2%           -1%           5%             5%
BABY AND FAMILY CARE                          8%               8%          1%          -4%            2%           7%             6%
BEAUTY CARE                                  14%               6%          1%          -2%           -3%          10%             9%
HEALTH CARE                                  18%              19%          1%          -2%            0%          17%            16%
SNACKS AND BEVERAGES                         -1%              -1%          2%          -2%            2%           1%            -1%
   TOTAL COMPANY (CORE)                       8%               7%          1%          -2%           -1%           6%             5%


** These sales percentage changes are approximations based on quantitative formulas that are consistently applied.

                                      THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                     (Amounts in Millions Except Per Share Amounts)
                                            Consolidated Earnings Information
                                                  --------------------------------------------------------------------
                                                                              OND QUARTER
                                                  --------------------------------------------------------------------
                                                                                           W/O Restructuring Chgs
                                                    OND 02       OND 01     % CHG        OND 02       OND 01     % CHG
                                                  --------     --------     -----      --------     --------     -----
NET SALES                                         $ 11,005     $ 10,403       6 %      $ 10,996     $ 10,389       6 %
 COST OF PRODUCTS SOLD                               5,490        5,339       3 %         5,406        5,257       3 %
                                                  --------     --------                --------     --------
GROSS MARGIN                                         5,515        5,064       9 %         5,590        5,132       9 %
 MARKETING, RESEARCH &  ADMINISTRATION               3,267        3,200       2 %         3,210        3,079       4 %
                                                  --------     --------                --------     --------
OPERATING INCOME                                     2,248        1,864      21 %         2,380        2,053      16 %
 TOTAL INTEREST EXPENSE                                143          150                     143          150
 OTHER NON-OPERATING INCOME, NET                        74          200                      74          200
                                                  --------     --------                --------     --------
EARNINGS BEFORE INCOME TAXES                         2,179        1,914      14 %         2,311        2,103      10 %
 INCOME TAXES                                          685          615                     719          658
                                                  --------     --------                --------     --------
NET EARNINGS                                      $  1,494     $  1,299      15 %      $  1,592     $  1,445      10 %
                                                  ========     ========                ========     ========

EFFECTIVE TAX RATE                                  31.4 %       32.1 %                  31.1 %       31.3 %



PER COMMON SHARE:
 BASIC NET EARNINGS                               $   1.13     $   0.98      15 %      $   1.20     $   1.09      10 %
 DILUTED NET EARNINGS                             $   1.06     $   0.93      14 %      $   1.13     $   1.03      10 %
 DIVIDENDS                                        $   0.41     $   0.38                $   0.41     $   0.38
AVERAGE DILUTED SHARES OUTSTANDING                 1,402.6      1,401.5                 1,402.6      1,401.5


                                                                            Basis Pt                             Basis Pt
COMPARISONS AS A % OF NET SALES                                               Chg                                  Chg
-------------------------------                                             -------                              --------
 COST OF PRODUCTS SOLD                              49.9 %       51.3 %                  49.2 %       50.6 %
 GROSS MARGIN                                       50.1 %       48.7 %        140       50.8 %       49.4 %        140
 MARKETING, RESEARCH &  ADMINISTRATION              29.7 %       30.8 %       (110)      29.2 %       29.6 %        (40)
 OPERATING MARGIN                                   20.4 %       17.9 %        250       21.6 %       19.8 %        180
 EARNINGS BEFORE INCOME TAXES                       19.8 %       18.4 %                  21.0 %       20.2 %
 NET EARNINGS                                       13.6 %       12.5 %                  14.5 %       13.9 %


                                                  --------------------------------------------------------------------
                                                                                  FYTD
                                                  --------------------------------------------------------------------
                                                                                           W/O Restructuring Chgs
                                                  12/31/02     12/31/01     % CHG      12/31/02     12/31/01     % CHG
                                                  --------     --------     -----      --------     --------     -----
NET SALES                                         $ 21,801     $ 20,169       8 %      $ 21,797     $ 20,131       8 %
 COST OF PRODUCTS SOLD                              10,979       10,450       5 %        10,812       10,248       6 %
                                                  --------     --------                --------     --------
GROSS MARGIN                                        10,822        9,719      11 %        10,985        9,883      11 %
 MARKETING, RESEARCH &  ADMINISTRATION               6,395        6,093       5 %         6,275        5,758       9 %
                                                  --------     --------                --------     --------
OPERATING INCOME                                     4,427        3,626      22 %         4,710        4,125      14 %
 TOTAL INTEREST EXPENSE                                287          307                     287          307
 OTHER NON-OPERATING INCOME, NET                       177          222                     177          222
                                                  --------     --------                --------     --------
EARNINGS BEFORE INCOME TAXES                         4,317        3,541      22 %         4,600        4,040      14 %
 INCOME TAXES                                        1,359        1,138                   1,431        1,253
                                                  --------     --------                --------     --------
NET EARNINGS                                      $  2,958     $  2,403      23 %      $  3,169     $  2,787      14 %
                                                  ========     ========                ========     ========

EFFECTIVE TAX RATE                                  31.5 %       32.1 %                  31.1 %       31.0 %



PER COMMON SHARE:
 BASIC NET EARNINGS                               $   2.23     $   1.81      23 %      $   2.39     $   2.10      14 %
 DILUTED NET EARNINGS                             $   2.10     $   1.71      23 %      $   2.25     $   1.99      13 %
 DIVIDENDS                                        $   0.82     $   0.76                $   0.82     $   0.76
AVERAGE DILUTED SHARES OUTSTANDING                 1,404.9      1,401.0                 1,404.9      1,401.0

                                                                            Basis Pt                             Basis Pt
COMPARISONS AS A % OF NET SALES                                               Chg                                  Chg
-------------------------------                                             -------                              --------
 COST OF PRODUCTS SOLD                              50.4 %       51.8 %                  49.6 %       50.9 %
 GROSS MARGIN                                       49.6 %       48.2 %        140       50.4 %       49.1 %        130
 MARKETING, RESEARCH &  ADMINISTRATION              29.3 %       30.2 %        (90)      28.8 %       28.6 %         20
 OPERATING MARGIN                                   20.3 %       18.0 %        230       21.6 %       20.5 %        110
 EARNINGS BEFORE INCOME TAXES                       19.8 %       17.6 %                  21.1 %       20.1 %
 NET EARNINGS                                       13.6 %       11.9 %                  14.5 %       13.8 %

                       THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                                   (Amounts in Millions)
                            Consolidated Cash Flows Information

                                                         ----------------------------
                                                         Six Months Ended December 31
                                                         ----------------------------
                                                                 2002            2001
                                                         ------------    ------------
OPERATING ACTIVITIES
    NET EARNINGS                                         $      2,958    $      2,403
    DEPRECIATION AND AMORTIZATION                                 844             784
    DEFERRED INCOME TAXES                                         166             115
    CHANGES IN:
        ACCOUNTS RECEIVABLE                                      (117)           (397)
        INVENTORIES                                               (89)           (139)
        ACCOUNTS PAYABLE, ACCRUED AND OTHER LIABILITIES            73             876
        OTHER OPERATING ASSETS & LIABILITIES                      151            (542)
    OTHER                                                         340              77
                                                         ------------    ------------
  TOTAL OPERATING ACTIVITIES                                    4,326           3,177
                                                         ------------    ------------
CAPITAL EXPENDITURES                                             (616)           (668)
                                                         ------------    ------------
FREE CASH FLOW BEFORE DIVIDENDS                          $      3,710    $      2,509
                                                         ============    ============


               THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                           (Amounts in Millions)
                  Consolidated Balance Sheet Information

                                                         December 31,        June 30,
                                                                 2002            2002
                                                         ------------    ------------

CASH AND CASH EQUIVALENTS                                $      5,106    $      3,427
INVESTMENTS SECURITIES                                            218             196
ACCOUNTS RECEIVABLE                                             3,240           3,090
TOTAL INVENTORIES                                               3,610           3,456
OTHER                                                           2,017           1,997
                                                         ------------    ------------
TOTAL CURRENT ASSETS                                           14,191          12,166

NET PROPERTY, PLANT AND EQUIPMENT                              13,125          13,349
NET GOODWILL AND OTHER INTANGIBLE ASSETS                       13,446          13,430
OTHER NON-CURRENT ASSETS                                        1,680           1,831
                                                         ------------    ------------
TOTAL ASSETS                                             $     42,442    $     40,776
                                                         ============    ============

ACCOUNTS PAYABLE                                         $      2,021    $      2,205
ACCRUED AND OTHER LIABILITIES                                   5,352           5,330
TAXES PAYABLE                                                   1,839           1,438
DEBT DUE WITHIN ONE YEAR                                        3,491           3,731
                                                         ------------    ------------
TOTAL CURRENT LIABILITIES                                      12,703          12,704

LONG-TERM DEBT                                                 11,534          11,201
OTHER                                                           3,369           3,165
                                                         ------------    ------------
TOTAL LIABILITIES                                              27,606          27,070
                                                         ------------    ------------
                                                         ------------    ------------
TOTAL SHAREHOLDERS' EQUITY                                     14,836          13,706
                                                         ------------    ------------
                                                         ------------    ------------
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                 $     42,442    $     40,776
                                                         ============    ============